Exhibit 2.1

AMENDMENT NO. 1 TO

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”), dated as of April 8, 2021, by and among HELBIZ, INC., a Delaware corporation (the “Company”), SALVATORE PALELLA, as representative of the shareholders of the Company (“Shareholders’ Representative”), GREENVISION ACQUISITION CORP., a Delaware corporation (“Purchaser”) and GREENVISION MERGER SUB INC., a Delaware corporation (“Merger Sub”).

WHEREAS, Purchaser, Merger Sub, the Company and Shareholders’ Representative are parties to that certain Merger Agreement and Plan of Reorganization, dated as of February 8, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 13.2 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1. Schedule 1.17 to the Merger Agreement is hereby amended by attaching hereto Schedule 1.17(a).

2. Section 1.9 of the Merger Agreement is hereby amended and restated as follows:

1.9 “Closing Consideration Conversion Ratio” shall mean a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Purchaser Merger Shares and (b) the shares of Purchaser Common Stock underlying the Vested Company Option (as assumed exercised on a cashless basis); by (ii) the number of Company Securities, on a fully-diluted, fully-exchanged and converted basis (assuming the cashless exercise of the Vested Company Options), in each case, as listed on Schedule 1.17(a). Based on the assumptions set out in Schedule 1.17(a), the Closing Consideration Conversion Ratio would be as set out on Schedule 1.17(a).

3. Section 1.11 of the Merger Agreement is hereby amended and restated as follows:

1.11 “Closing Net Debt” means the aggregate amount of the Indebtedness of each of the members of the Company Group as of the Closing Date, less (i) the sum of all cash, cash deposits and cash equivalents of each of the members of the Company Group on hand as of the Closing Date, and (ii) any amounts due and payable by the Purchaser to the Company (including pursuant to the Purchaser’s unsecured promissory issued to the Company on March 23, 2021).

4. Section 1.16 of the Merger Agreement is hereby amended and restated as follows:

1.16 “Company Options” means all of the issued and outstanding options to acquire shares of Common Stock of the Company issued under the Helbiz 2020 Option Plan, all of which are listed on Schedule 1.17(a) hereto, and all of which shall be treated in accordance with Section 3.1 hereof) including Vested Company Options and Unvested Company Options.

5. Section 1.17 of the Merger Agreement is hereby amended and restated as follows:

1.17 “Company Securities” means the Company Shares, the Preferred A Shares, the Preferred B Shares, Company Notes and Company Options (including Vested Company Options but excluding Unvested Company Options) issued and outstanding as of the Closing Date, all as described on Schedule 1.17(a) annexed hereto.

6. Section 1.59 of the Merger Agreement is hereby amended and restated as follows:

1.59 “Purchaser Merger Shares” means, subject to any adjustments pursuant to Section 3.1 hereof, an aggregate number of shares of Purchaser Common Stock including Purchaser Class A Common Stock and Purchaser Class B Common Stock, issuable to the pre-Closing holders of Company Securities (excluding Company Options), representing without any duplication the Indemnification Escrow Shares. The actual number of Purchaser Merger Shares and shares of Purchaser Common Stock underlying the vested Company Option (as assumed exercised on a cashless basis) to be issued to the pre-Closing holders of Company Securities at the Closing shall be determined by subtracting the total amount of Closing Net Debt from $300,000,000 and then dividing such difference by $10.

7. A new Section 1.60 entitled “Purchaser Merger Securities” is hereby added to read as follows:

1.60 “Purchaser Merger Securities” means, as applicable, (i) Purchaser Common Stock for those persons to receive Purchaser Common Stock hereunder and (ii) Purchaser Merger Options for those persons to receive Purchaser Merger Options hereunder.

8. Sections 1.60, 1.61, 1.62 and 1.63, respectively, are renumbered Sections 1.61, 1.62, 1.63 and 1.64, respectively.

9. A new Section 1.82 entitled “Unvested Company Options” is hereby added to read as follows:

1.82 “Unvested Company Options” shall mean Company Options which shall not be currently vested as of two (2) Business Days prior to the Closing Date.

10. A new Section 1.84 entitled “Vested Company Options” is hereby added to read as follows:

1.84 “Vested Company Options” shall mean Company Options which are currently vested as of two (2) Business Days prior to the Closing Date.

11. In Section 2.5 of the Merger Agreement, “Helbiz, Inc.” is hereby amended and restated as “Helbiz Holding, Inc.”.

12. Section 3.1(a) of the Merger Agreement is hereby amended and restated as follows:

3.1 Exchange Consideration.

(a) (i) Subject to and upon the terms and conditions contained in this Agreement, the Purchaser shall issue:

(A)	the Purchaser Merger Shares to the holders of Company Shares as of the Effective Time, in full payment for the Company Shares (subject to the provisions for the Indemnification Escrow Shares pursuant to Section 3.1(j) below); provided that (1) any shares of Company Class A Common Stock shall be exchanged for shares of Purchaser Class A Common Stock; and (2) any shares of Company Class B Common Stock shall be exchanged for shares of Purchaser Class B Common Stock, provided further, however, that the holder of Purchaser Class B Common Stock shall represent no more than 60% of all voting securities of Purchaser as of the Effective Time on a fully-diluted basis (which shall include the exercise of all Purchaser Warrants and all PIPE Investor Warrants) for a period of no more than twenty-four (24) months following the Effective Time of the Merger;

(B)	the Purchaser Merger Vested Options to the holders of the Vested Company Options as of the Effective Time in full payment for the Vested Company Options; and

(C)	the Purchaser Merger Unvested Options to the holders of the Unvested Company Options as of the Effective Time in full payment for the Unvested Company Options.

13. Section 3.1(d)(i) of the Merger Agreement is hereby amended and restated as follows:

(i) Vested Company Options. Each Vested Company Option which is unexercised and outstanding two Business Days prior the Effective Time shall, at the Closing, be converted and exchanged into an option (the “Purchaser Merger Vested Options”) to purchase Purchaser’s Class A Common Stock that is (a) issued pursuant to the GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan (as to be defined in the Proxy Statement), (b) adjusted to reflect, for the exercise price and number of shares underlying each Company Option, the Closing Consideration Conversion Ratio (provided that any fractional shares will be rounded up to the nearest whole number of shares of Purchaser Class A Common Stock), and (c) subject to the same terms and conditions applicable to such Company Option as of the date hereof (except for the addition of the lock-up restrictions under Section 7.4 hereof or as may otherwise conflict with the GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan).

14. Section 3.1(d)(i) of the Merger Agreement is hereby amended and restated as follows:

“(ii) Unvested Company Options. At the Closing, each Unvested Company Option which is outstanding two Business Days prior to the Effective Time shall be exchanged at the Closing Consideration Conversion Ratio into options (the “Purchaser Merger Unvested Options”) to purchase shares of Purchaser Common Stock that will be (a) issued pursuant to the GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan (as to be defined in the Proxy Statement), (b) adjusted to reflect, for the exercise price and number of shares underlying each Company Option, the Closing Consideration Conversion Ratio (provided that any fractional shares will be rounded up to the nearest whole number of shares of Purchaser Class A Common Stock), and (c) subject to the same terms and conditions applicable to such Company Option as of the date hereof (except for the addition of the lock-up restrictions under Section 7.4 hereof or as may otherwise conflict with the GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan).

15. Section 5.6 of the Merger Agreement is hereby amended and restated as follows:

5.6 Issuance of Shares. The Purchaser Merger Securities, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable. The Purchaser Common Stock underlying the Purchaser Merger Vested Options and the Purchaser Merger Unvested Options, when issued in accordance with the respective Purchaser Merger Vested Options and the Purchaser Merger Unvested Options, will be duly authorized and validly issued, and will be fully paid and nonassessable.

16. Section 6.8 is hereby amended to delete the reference to “12.5%” and insert in its place “17%”.

17. Section 8.7 of the Merger Agreement is hereby deleted in its entirety and amended and restated as follows:

8.7 Repayment of Purchaser Indebtedness and other Liabilities. Except as agreed upon by Purchaser in writing, prior to or concurrent with the Closing, and subject to the adjustment in the number of Purchaser Merger Securities provided in Section 3.1(a), Company shall repay and extinguish all expenses, Indebtedness (other than Indebtedness included in Net Closing Debt) and other liabilities without any further Liability to the Company or Purchaser, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such expenses, Indebtedness or other liabilities.

18. In Section 9.1(e) of the Merger Agreement, “twelve point five (12.5%) percent” is deleted and inserted in its place as “seventeen (17%) percent”.

19. In Section 9.1(g) of the Merger Agreement, “Jonathan Intrater” is deleted and inserted in its place “Lee Stern”.

20. In Sections 2.1, 2.3, 2.10, 3.2 and 4.7, the reference to “Company Securities” shall include Unvested Company Options”.

21. In Sections 2.1, 2.3, 3.2, 4.5 and 8.7, the reference to “Purchaser Merger Shares” shall be replaced with “Purchaser Merger Securities”.

22. Except as expressly amended and modified by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with the Merger Agreement.

23. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

24. Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Merger Agreement except as expressly provided for in this Amendment. All references in the Amendment to “this Merger Agreement” or terms such as “herein”, “hereof” or similar terms shall mean the Merger Agreement as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Purchaser:

GREENVISION ACQUISITION CORP.

By:	Zhigeng (David) Fu
Name:	Zhigeng (David) Fu
Title:	Chief Executive Officer

Merger Sub:

GREENVISION MERGER SUB, INC.

By:	Zhigeng (David) Fu
Name:	Zhigeng (David) Fu
Title:	Chief Executive Officer

Company:

HELBIZ, INC,

By:	/s/ Salvatore Palella
Name:	Salvatore Palella
Title:	Chief Executive Officer

Shareholders’ Representative:

By:	/s/ Salvatore Palella
Name:	Salvatore Palella

Schedule 1.17(a)

The Closing Consideration Conversion Ratio would be 4.84 based on the following assumptions.

Helbiz valuation:	$300,000,000

Closing Net Debt:	$18,078,000 (which consists of estimated Indebtedness of $21,578,000 and cash on hand of $3,500,000)

Vested Helbiz Options:	766,768

Helbiz shares of common stock underlying Vested Helbiz Options on a cashless basis:	608,332

Outstanding Helbiz Shares:	5,216,743

“Closing Consideration Conversion Ratio” shall mean a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing:

(i)	the sum of (a) the Purchaser Merger Shares (25,247,995 based on the above assumptions) and (b) the shares of Purchaser Common Stock underlying the Vested Company Option (as assumed exercised on a cashless basis) (2,944,205 based on the above assumptions) for an aggregate of 28,192,200; by

(ii)	the number of Company Securities, on a fully-diluted, fully-exchanged and converted basis (assuming the cashless exercise of the Vested Company Options) (5,825,075 based on the above assumptions).

The Closing Consideration Conversion Ratio shall equal 28,192,200/(5,216,734 + 608,332); or 28,192,200/5,825,075; or 4.84.